EXHIBIT 5.1

LUCOSKY BROOKMAN LLP
November 3, 2021	101 Wood Avenue South 5th floor Woodbridge, NJ 08830 T - (732) 395-4400 F - (732) 395-4401
GreenBox POS 3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108	111 Broadway Suite 807 New York, NY 10006
T - (212) 332-8160 F - (212) 332-8161

RE: Registration Statement on Form S-3	www.lucbro.com

Ladies and Gentlemen:

We have acted as special counsel GreenBox POS, a Nevada corporation (the “Company”), in connection with the proposed issuance by the Company of 8% senior convertible notes due 2023 in the aggregate original principal amount of $100 million (the “Notes”) under an indenture, dated November 2, 2021 (the “Base Indenture”), and supplemental indenture, dated November 2, 2021 (together with the Base Indenture, the “Indenture”), between the Company and Wilmington Savings Fund Society, FSB, as trustee. The Notes are being sold pursuant to the terms of a Securities Purchase Agreement, dated November 2, 2021 (the “SPA”), between us and each investor in connection with this offering (the “Offering”), as described in the Company’s Registration Statement on Form S-3 (File No. 333-257798) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (as amended and supplemented through and including the date hereof, including by the final prospectus (the “Prospectus”) dated November 2, 2021, the “Registration Statement”).

The Registration Statement also covers up to 69,461,078 shares of the Company’s common stock (the “Shares”) issuable from time to time upon conversion or otherwise under the Notes (including shares of common stock that may be issued as interest in lieu of cash payments).

The Notes and the Shares are hereinafter referred to collectively as the “Securities.”

This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. For purposes of this opinion, we have assumed that proper proceedings in connection with the authorization and issuance or sale of the Securities will be timely and properly completed, in accordance with all requirements of applicable federal laws and the Nevada Revised Statutes (the “NRS”) and, in the manner presently proposed. We have assumed and have not verified the accuracy of the factual matters of each document we have reviewed.

Based upon and subject to the foregoing, we are of the opinion that

1. The Notes have been duly authorized by all necessary corporate action of the Company and, when and to the extent duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms of, and in the manner contemplated by, the SPA, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Shares have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and non-assessable, assuming the issuance of the Shares upon the conversion or otherwise of the Notes on the date hereof in accordance with the terms of the Notes and the Indenture.

Our opinion is limited to the federal laws of the United States and the NRS. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on November 3, 2021, which is incorporated by reference in the Registration Statement and the Prospectus, and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP